As Filed with the Securities and Exchange Commission on February 1, 2013

Registration No. 333-169068

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

Under

the SECURITIES ACT OF 1933

EMULEX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	51-0300558 (IRS Employer Identification No.)

3333 Susan Street Costa Mesa, California (Address of Principal Executive Offices)	92626 (Zip Code)

SERVERENGINES CORPORATION AMENDED AND RESTATED 2008 STOCK OPTION PLAN

(Full Title of the Plan)

JAMES M. MCCLUNEY

Chief Executive Officer

EMULEX CORPORATION

3333 Susan Street

Costa Mesa, California 92626

(Name and Address of Agent for Service)

(714) 662-5600

(Telephone number, including area code, of agent for service)

Copies of Communications to:

RANDALL WICK Senior Vice President and General Counsel EMULEX CORPORATION 3333 Susan Street Costa Mesa, California 92626 (714) 662-5600 Fax: (714) 641-0172	ROBERT M. STEINBERG, Esq. JEFFER MANGELS BUTLER & MITCHELL LLP 1900 Avenue of the Stars, Seventh Floor Los Angeles, California 90067 (310) 203-8080 Fax: (310) 203-0567

EXPLANATORY STATEMENT

Emulex Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 2 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 26, 2010, File No. 333-169068, as amended by the Post-Effective Amendment No. 1 thereto filed on January 27, 2012 (as amended, the “2010 Form S-8”). The 2010 Form S-8 related to shares of the Registrant’s common stock, par value $0.10 per share (the “Common Stock”), registered for offer or sale pursuant to the ServerEngines Corporation Amended and Restated 2008 Stock Option Plan (the “SE Plan”), which plan was assumed by the Registrant in connection with the acquisition of ServerEngines Corporation, a Delaware corporation, on August 25, 2010. A total of 473,292 shares of Common Stock relating to the SE Plan were registered for issuance under the SE Plan pursuant to the 2010 Form S-8.

On December 1, 2005, the shareholders of the Registrant approved the Emulex Corporation 2005 Equity Incentive Plan (the “2005 Plan”) and on November 20, 2012, the shareholders of the Registrant approved an amended and restated version of the 2005 Plan. No future awards will be made under the SE Plan. According to the terms of the 2005 Plan, as amended, any shares subject to outstanding awards under the Registrant’s former stock option plans, including the SE Plan, that expire, are cancelled, forfeited or terminate without having been exercised in full are available for issuance under the 2005 Plan. As of January 24, 2013, the total number of shares of Common Stock subject to awards that have expired, been cancelled, forfeited or terminated under the SE Plan and not yet registered under the 2005 Plan, is 13,861 (the “Carryover Shares”). Those 13,861 shares are hereby deregistered. The 2010 Form S-8 otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.

Contemporaneously with the filing of this Post-Effective Amendment No. 2 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock now available for offer or sale pursuant to the 2005 Plan, including but not limited to the Carryover Shares. In accordance with Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 2 to Form S-8 Registration Statement is hereby filed to reallocate the Carryover Shares from the SE Plan to the 2005 Plan.

There may be shares of Common Stock registered in connection with the SE Plan that are represented by awards under the SE Plan that, after January 24, 2013, are forfeited, expire, are cancelled or terminate without delivery of shares, or otherwise result in the return of shares to the Registrant. The Registrant intends to periodically file additional post effective amendments to the 2010 Form S-8, and additional Registration Statements on Form S-8, carrying forward such shares for issuance in connection with the 2005 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on the 1st day of February, 2013.

EMULEX CORPORATION

By:	/s/ James M. McCluney
James M. McCluney, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ James M. McCluney JAMES M. MCCLUNEY	Chief Executive Officer and Director (Principal Executive Officer)	February 1, 2013

/s/ Paul F. Folino PAUL F. FOLINO	Chairman of the Board and Director	February 1, 2013

/s/ Michael J. Rockenbach MICHAEL J. ROCKENBACH	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 1, 2013

/s/ Michael P. Downey MICHAEL P. DOWNEY	Director	February 1, 2013

/s/ Bruce C. Edwards BRUCE C. EDWARDS	Director	February 1, 2013

/s/ Robert H. Goon ROBERT H. GOON	Director	February 1, 2013

/s/ Beatriz V. Infante BEATRIZ V. INFANTE	Director	February 1, 2013

/s/ Don M. Lyle DON M. LYLE	Director	February 1, 2013

SIGNATURE	TITLE	DATE

/s/ Nersi Nazari NERSI NAZARI	Director	February 1, 2013

/s/ Dean A. Yoost DEAN A. YOOST	Director	February 1, 2013